DTS8 Announces Partial Revocation of Cease Trade Order in British Columbia

Vancouver, British Columbia – November 30, 2017 – DTS8 Coffee Company, Ltd. (OTC Pink: BKCT) (“DTS8”) is pleased to announce that the British Columbia Securities Commission (the “BCSC”) has partially revoked the cease trade order issued against DTS8 on August 11, 2016 (the “CTO”) for failing to file certain outstanding continuous disclosure documents in a timely manner.

DTS8 applied for the partial revocation in order to complete an exempt financing that will allow it to prepare and file all outstanding continuous disclosure documents with the United States Securities and Exchange Commission (the “SEC”) and the BCSC and pay the associated fees. Once those filings have been completed, DTS8 expects to apply for a full revocation of the CTO in British Columbia and resume its status as an issuer current in its reporting obligations with the both the SEC and the BCSC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities in the United States. The securities referenced herein have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold in the United States except in compliance with one or more exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About DTS8 Coffee Company, Ltd.

DTS8 is a leading purveyor of artisan roasted gourmet coffee. DTS8 coffees are well regarded by consumers for their uniqueness, consistency and special flavor characteristics, and are sold through distribution channels reaching consumers at restaurants, multi-location coffee shops and offices. For additional information visit us at www.dts8coffee.com.

Contact:	Richard Smith, CEO
T: 604-609-6163
F: 604-684-6024
E: info@dts8coffee.com

Forward-Looking Statements

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the DTS8’s current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for DTS8’s coffee; (2) the ability of DTS8 to execute its business plan; and (3) other factors detailed in DTS8’s public filings with the SEC. By making these forward-looking statements, DTS8 can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with DTS8’s Annual Report on Form 10-K and its other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with the green bean coffee business. These forward-looking statements are not guarantees of future performance.